Exhibit 10(d)

________ Deferred Stock Units    Date of Grant: ___________

DEFERRED STOCK UNIT AWARD

DENBURY RESOURCES INC.

DIRECTOR DEFERRED COMPENSATION PLAN
(WITH RESPECT TO DEFERRED LONG TERM INCENTIVE AWARDS)

DEFERRED STOCK UNIT AWARD (“Award”) made effective _____________ (“Date of Grant”) between Denbury Resources Inc. (“Company”) and _______________ (“Holder”), a non-employee member of the Board of Directors (“Board”) of the Company.

WHEREAS, the Holder completed a Long Term Incentive Award Deferral Election Form with respect to the directly preceding calendar year (“Election”), pursuant to Section 8(b) of the Denbury Resources Inc. Director Deferred Compensation Plan, as amended and restated on December 13, 2012, and as may be further amended (“Plan”), and timely filed such Election with the Company as required under the Plan with respect to the directly preceding calendar year for services rendered as a Board member during the current calendar year;

WHEREAS, consistent with any Election made by the Holder, the Company desires to grant the Holder a certain number of Deferred Stock Units set forth below for services rendered by the Holder to the Company as a member of the Board in accordance with the terms of the Plan (“Award Units”), substantially equal in value to an equivalent number of whole shares of “Common Stock” (as defined below) on the date of grant of this Award set forth below (“Date of Grant”), which vested Deferred Stock Units shall be paid as specified in this Award and the Plan;

WHEREAS, for purposes of this Award, “Common Stock” means shares of the common stock of the Company that are registered by the Company under the 2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc. (Amended and Restated as of May 22, 2013), and as may be further amended (“Incentive Plan”);

WHEREAS, notwithstanding the directly preceding concerning the Incentive Plan, the Company and Holder understand and agree that the provisions of the Incentive Plan shall not apply to this Award, except as explicitly provided in the Plan;

WHEREAS, in accordance with the provisions of Section 8(a)(2) of the Plan, the Award Units subject to this Award will be issued by the Company in the Holder's name and credited to the Holder's Deferred Stock Unit Account under the Plan until such time as a Distribution Event occurs, after which time any vested Award Units shall be payable in Common Stock in accordance with the terms of this Award and the Plan;

WHEREAS, the Company and Holder understand and agree that this Award is in all respects subject to the terms, definitions and provisions of the Plan and the applicable Election, all of which are incorporated herein by reference, except to the extent otherwise expressly provided in this Award; and

WHEREAS, terms capitalized but not defined above (or otherwise) in this Award will have the meaning given to such terms under the Plan.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Company and Holder agree as follows:

1.    Award Units. The Company hereby grants to the Holder an aggregate of _____________________on the Date of Grant on the terms and conditions set forth in the Plan and as supplemented by the terms of this Award, including, without limitation, the vesting provisions set forth in Section 2. below and the distribution provisions set forth in Section 6. below, subject only to Holder's execution of this Award. Such Award Units shall be credited to the Holder's Deferred Stock Unit Account. As soon as practicable thereafter, a report shall be provided to the Holder setting forth the number of Award Units granted to the Holder. The Award Units shall be adjusted from time to time as provided in the Plan.

2.    Vesting of Award Units. The Award Units shall vest and become non-forfeitable (Award Units which have become vested being herein referred to as “Vested Units”) on the occurrence of the earliest of the dates (“Vesting Date”) set forth in (a) through (d) immediately below:

(a)	[the day immediately preceding the one-year anniversary of the Date of Grant] (“Anniversary Date”);

(b)	the date of Holder's Separation by reason of death or Disability;

(c)	the date of a Change in Control; and

(d)	the date of a Post-Separation Change in Control.

For purposes of this Award, the term “Post-Separation Change in Control” means a Change in Control which follows the Holder's Separation, but results from the Commencement of a Change in Control that occurs prior to the Holder's Separation. For all purposes of this Award, the term “Commencement of a Change in Control” shall mean the date on which any material action, including without limitation through a written offer, open-market bid, corporate action, proxy solicitation or otherwise, is taken by a “person” (as defined in Section 13(d) or Section 14(d)(2) of the 1934 Act), or a “group” (as defined in Section 13(d)(3) of the 1934 Act), or their affiliates, to commence efforts that, within 12 months after the date of such material action, leads to a Change in Control as defined in Section 2(h)(2), (3) or (4) of the Plan involving such person, group, or their affiliates.

In addition to the Vesting Dates provided in (a) through (d) above, the Holder shall have Vested Units which become non-forfeitable on a Pro Rata Basis (as defined below) on the date of the Holder's Separation (such date to be an additional Vesting Date), but only if the Holder:

(e)	incurs a Separation before the Anniversary Date (such date being the “Separation Date”); and

(f)	such Separation does not constitute a Separation for Cause or is not the result of conduct which could have otherwise led to a Separation for Cause.

For purposes of this Award, “Pro Rata Basis” means the product of (g) multiplied by a fraction of (h) divided by (i) on such Vesting Date, such product being rounded to the nearest whole Share, where:

(g)	equals the total number of Award Units granted under this Award;

(h)	equals the number of days the Holder provided services as a Director during the Restricted Period up to and including the Separation Date (numerator); and

(i)	equals the total number of days during the Restricted Period beginning on the date the Holder began providing services as a Director and ending on the Anniversary Date (denominator).

3.    Forfeiture of Award Units. Except as otherwise provided in this Award, all rights of Holder to any Award Units which have not become Vested Units shall automatically, and without notice, terminate and be permanently forfeited on the date of Holder's Separation (other than by death or Disability). Notwithstanding the immediately foregoing sentence, if there is a Post-Separation Change in Control, the previously forfeited Award Units shall be reinstated as Vested Units and, for all purposes of this Award, Holder will be deemed to have Separated immediately after such Change in Control.

4.    Withholding and Taxes. There will be no tax withholding with respect to this Award. The Award is not subject to Section 83 of the Code, relating to certain transfers of property, and Holder agrees and warrants that Holder will not make an election under Section 83(b) with respect to the Award.

5.    Section 409A of the Code. The Company and Holder intend that this Award will be administered in accordance with Section 409A of the Code by the Committee. To the extent that any provision of this Award is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read by the Committee in such a manner so that all payments hereunder comply with (or are exempt from, as appropriate) Section 409A of the Code. The Holder agrees that this Award may be amended unilaterally by the Company, as may be reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code (and all related rules and regulations) in order to preserve the tax treatment to the extent possible of any payments and benefits provided by this Award. Notwithstanding the foregoing, the Company makes no representation or warranty, and the Holder acknowledges and agrees that the Company, the Board, the Committee and all other persons who have involvement with the operation and administration of this Plan and this Award shall have no liability to the Holder or any other person for violations of Section 409A of the Code if any provisions relating to the Plan, the Election or this Award are determined to constitute deferred compensation subject to penalties and other related taxes under Section 409A of the Code.

6.    Payment of Award Units. No Common Stock shall be issued at the time this Award is granted, and the Company will not be required to set aside any funds or any property of the Company (or otherwise) for the payment of this Award. The Holder has no voting rights with respect to any Award Units granted under this Award or any other rights of a shareholder of Common Stock of the Company until after a Distribution Event. Pursuant to the Election, the Committee shall deliver Common Stock relating to any and all Vested Units granted under this Award to the Holder as soon as reasonably possible upon the occurrence of a Distribution Event (“Payment Period”), and in no event later than the number of days specified in the Plan with respect to such Distribution Event; provided, however, that if any Payment Period overlaps any two (2) calendar years, the Holder shall be paid as provided in the Plan during the second (2nd) calendar year after the occurrence of a Distribution Event. After the transfer of any Common Stock on the books and records of the Company upon the occurrence of a Distribution Event, the Holder agrees to hold and retain the required amount of Common Stock as specified in the Company's stock ownership guidelines, as potentially modified from time to time. In the event a beneficiary is entitled to any benefits of the Holder, payment of any Common Stock shall be effectuated as provided in the Election as soon as possible after the death of the Holder.

7.    Dividends. In addition to any Award Units granted under Section 1. above, the Company hereby grants to the Holder an additional number of Award Units equal to the value of dividends granted by the Company on an equivalent number of shares of Common Stock, as if each whole number of vested Award Units were Common Stock (“Dividend Equivalents”); provided, however, that Dividend Equivalents shall be granted by the Company under this Award only: (i) to the extent that actual dividends are declared and paid and/or distributed by the Company in respect to Common Stock; and (ii) with respect to Vested Units. No Dividend Equivalents shall be awarded with respect to Award Units which are not Vested Units at the time the Company actually declares any dividends with respect to any corresponding shares of Common Stock. The Dividend Equivalents shall be credited to the Deferred Stock Unit Account of the Holder at the same time as any such actual dividends are declared and paid and/or distributed in respect to the Common Stock in accordance with the terms of the Plan. Dividend Equivalents shall be subject to the same vesting and corresponding forfeiture requirements as any other Award Units and will be payable at the same time and manner as any other Award Units are paid to the Holder under this Award.

8.    No Transfers Permitted. The rights under this Award are not transferable by the Holder otherwise than by will or the laws of descent and distribution, and so long as Holder lives, only Holder or his or her guardian or legal representative shall have the right to receive and retain Vested Units.

9.    No Right To Continued Board Service. Neither the Plan nor this Award shall confer upon the Holder any right to continue to serve as a Director, nor shall they interfere in any way with Holder's right to resign or otherwise terminate participation on the Board.

10.    Governing Law. Without limitation, this Award shall be construed and enforced in accordance with and governed by the laws of Delaware.

11.    Binding Effect. This Award shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

12.    Severability. If any provision of this Award is declared or found to be illegal, unenforceable or void, in whole or in part, the remainder of this Award will not be affected by such declaration or finding and each such provision not so affected will be enforced to the fullest extent permitted by law.

13.    Committee Authority. The Award shall be administered by the Committee, which shall adopt rules and regulations for carrying out the purposes of the Award and, without limitation, may delegate all of what, in its sole discretion, it determines to be ministerial duties to the Administrator; provided, further, that the determinations under, and the interpretations of, any provision of the Award by the Committee shall, in all cases, be in its sole discretion, and shall be final and conclusive.

IN WITNESS WHEREOF, the Company has caused these presents to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized representative and the Holder has hereunto set his or her hand and seal, all on the day and year first above written.

DENBURY RESOURCES INC.

Per:
Phil Rykhoek, Chief Executive Officer

Per:
Mark Allen, SVP & Chief Financial Officer

Acknowledgment

The undersigned hereby acknowledges (i) my receipt of this Award, (ii) my opportunity to review the Plan, (iii) my opportunity to discuss this Award with a representative of the Company, and my personal advisors, to the extent I deem necessary or appropriate, (iv) my understanding of the terms and provisions of the Award and the Plan, and (v) my understanding that, by my signature below, I am agreeing to be bound by all of the terms and provisions of this Award and the Plan.
Without limitation, I agree to accept as binding, conclusive and final all decisions or interpretations (including, without limitation, all interpretations of the meaning of provisions of the Plan, or this Award, or both) of the Committee upon any questions arising under the Plan, or this Award, or both.
Dated as of this ________ day of ______________, _______.

______________________________
Holder Signature